UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015 (June 25, 2015)

GLOBAL CASH ACCESS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada	89113
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 29, 2015, Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of Global Cash Access Holdings, Inc., entered into a Fourth Amendment (the “Amendment”) to Contract Cash Solutions Agreement (the “Agreement”) with Wells Fargo Bank, N.A. (“Wells Fargo”).  The Amendment (i) extends the expiration date of the Agreement from November 30, 2015 to June 30, 2018 and (ii) decreases the maximum amount of Wells Fargo funds that GCA may utilize for currency needs for its automated teller machines from $500 million to $425 million (the “Maximum Available Amount”).  The Amendment also increases the amount in excess of the Maximum Available Amount that GCA may request up to four times in any calendar year from $50 million to $75 million.  GCA may also decrease the Maximum Available Amount by providing Wells Fargo with 10 business days’ prior written notice, provided that such amount may not be decreased below $225 million.

The foregoing summary does not purport to be complete and is qualified in its entirety by the text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 5.07.              Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders (the “Annual Meeting”) of Global Cash Access Holdings, Inc. (the “Company”) was held on June 25, 2015.

At the Annual Meeting, the Company’s stockholders (the “Stockholders”) voted to elect E. Miles Kilburn as a Class I director to the Board of Directors of the Company for a term expiring at the 2018 annual meeting of Stockholders, and to hold office until the designated annual meeting or until his successor is elected and qualified, or until his earlier resignation.  The table below indicates the voting results:

	For	Withheld	Broker Non- Votes
E. Miles Kilburn	54,064,264	1,858,136	3,838,094

The Stockholders also voted to approve, on an advisory (non-binding) basis, the compensation of the Company’ named executive officers as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 30, 2015, as supplemented on May 6, 2015.  The table below indicates the voting results:

For	Against	Abstentions	Broker Non- Votes
28,637,472	27,142,317	142,611	3,838,094

The Stockholders also voted to ratify the appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.  The table below indicates the voting results:

For	Against	Abstentions
59,571,988	80,581	107,925

Item 8.01.             Other Events.

Upon the recommendation of the Nominating and Corporate Governance Committee (the “Committee”), the Board of Directors of the Company unanimously adopted an amendment to the Company’s Corporate Governance Guidelines, effective July 1, 2015, to provide for a majority voting policy applicable to uncontested elections of directors.

Pursuant to the policy, any incumbent director nominee who receives a greater number of votes “against” his or her election than votes “for” such election at an annual meeting will promptly tender his or her resignation to the Board of Directors.

The Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation. The Board of Directors must act on the tendered resignation, taking into account the Committee’s recommendation, within 90 days from the date of the certification of the election results. In reaching its decision, the Board of Directors may consider any factors it considers appropriate and relevant, including (i) the stated reasons, if any, why stockholders withheld their votes, (ii) possible alternatives for curing the underlying cause of the withheld votes, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to the Company, (vi) the overall composition of the Board of Directors, and (vii) whether accepting the tendered resignation would cause the Company to fail to meet any applicable rule or regulation, including under the New York Stock Exchange listing requirements and federal securities laws. The Board of Directors will promptly disclose its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation, in a report filed with the Securities and Exchange Commission.

This description of the amendment to the Corporate Governance Guidelines is only a summary.  The full text of the Company’s Corporate Governance Guidelines, as amended to reflect the adoption of the majority voting policy, is available on the “Investors — Corporate Governance” section of the Company’s website at www.gcainc.com.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Fourth Amendment to Contract Cash Solutions Agreement, dated June 29, 2015, between Global Cash Access, Inc. and Wells Fargo Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: July 1, 2015

By: /s/ Randy L. Taylor

Randy L. Taylor
Chief Financial Officer